Exhibit 10.25

July 23, 2001

Mr. E. Peter Malekian
2311 Pimmit Drive, # 319
Falls Church, Virginia 22043

Dear Peter:

This Letter sets forth our mutual understanding of the terms of your employment with MCG Credit Corporation (the “Company”). The terms of this Letter, and the Company's obligations hereunder, are conditioned upon your prior execution of the Noncompetition and Confidentiality Agreement, which is being delivered herewith.

The Company agrees to employ you, and you accept employment with the Company, as an “at will” employee upon the terms set forth in this Letter, for the period commencing on July 25, 2001, and ending on the date on which such employment is terminated in accordance with the terms hereof (the “Employment Period”). Your position initially shall be a Managing Director.

The Company shall pay you a monthly base salary of $13,333.33 (or such greater amount as the Company shall fix from time to time) (“Monthly Salary”) for the Employment Period. Such salary shall be paid at such periodic times, as the Company's normal payroll policy requires. You will be entitled to participate in the benefit programs that the Company establishes and makes generally available to its employees. From time to time, the Company may request that you provide certain services to its subsidiaries, including without limitation, MCG Finance Corporation, as part of your employment with the Company for such compensation, if any, as the Company may determine in its sole discretion. In connection with any such service to its subsidiaries, the Company shall not require any larger time commitment from you that otherwise required in connection with your employment hereunder.

Your employment by the Company pursuant to this Letter shall terminate at either your election or the election of the Company, promptly upon written notice of

Mr. E. Peter Malekian
Letter of July 23, 2001
Page Two

termination. In the event your employment is terminated, the Company shall pay the compensation and benefits otherwise payable to you through the last day of your actual employment; provided, however, that if your employment is terminated by the Company without Cause, you will be entitled to a continuation of your Monthly Salary for a period of ninety days, in addition to the amounts provided in this sentence. For purposes of this Letter, “Cause” shall exist where you have (i) continually failed to perform your duties with the Company (other than a failure resulting from the incapacity due to physical or mental illness) which failure continued for a period of at least ten (10) days after a written notice of demand for performance has been delivered to you or (ii) willfully engaged in conduct which is injurious to the Company, monetarily or otherwise.

Please confirm that this Letter accurately sets forth your intentions by signing below.
Very truly yours,
MCG Credit Corporation

By:	/s/ B. Hagen Saville
B. Hagen Saville
Executive Vice President

ACCEPTED AND AGREED TO
AS OF THE ABOVE DATE:

By:	/s/ E. Peter Malekian
E. Peter Malekian